UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2021

Federal National Mortgage Association
(Exact name of registrant as specified in its charter)
 Fannie Mae

Federally chartered corporation	0-50231	52-0883107	1100 15th Street, NW			800	232-6643
			Washington,	DC	20005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)	(Address of principal executive offices, including zip code)			(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry Into a Material Definitive Agreement.
Letter Agreement with Treasury

On January 14, 2021, Fannie Mae (formally known as the Federal National Mortgage Association), through the Federal Housing Finance Agency (“FHFA”), acting on Fannie Mae’s behalf in its capacity as conservator, and the United States Department of the Treasury (“Treasury”) entered into a letter agreement (the “Letter Agreement”). The Letter Agreement modifies certain provisions of the Amended and Restated Senior Preferred Stock Purchase Agreement, as amended (which we refer to as the “SPSPA”), between Fannie Mae and Treasury, as well as the terms of the Variable Liquidation Preference Senior Preferred Stock, Series 2008-2 (which we refer to as the “senior preferred stock”), that Fannie Mae issued to Treasury in connection with the execution of the SPSPA in 2008. We describe the terms of the SPSPA and the senior preferred stock in our annual report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”), under the heading “Business – Conservatorship, Treasury Agreements and Housing Finance Reform – Treasury Agreements.”

Senior Preferred Stock

The modifications related to the terms of the senior preferred stock include:

•Modification to Dividend Provisions—Increase in Applicable Capital Reserve Amount. The terms of the senior preferred stock provide for dividends each quarter in the amount, if any, by which our net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The Letter Agreement modifies the dividend provisions of the senior preferred stock to increase the applicable capital reserve amount, starting with the quarterly dividend period ending on December 31, 2020, from $25 billion to the amount of adjusted total capital necessary for us to meet the capital requirements and buffers set forth in the final enterprise capital rule published by FHFA in the Federal Register on December 17, 2020 (the “enterprise regulatory capital framework”).

•Modification to Dividend Provisions—Change in Dividend Amount following Capital Reserve End Date. The Letter Agreement modifies the dividend provisions of the senior preferred stock to create a new method for calculating the quarterly dividend amount payable to Treasury. This new dividend calculation method will not be applicable until the first dividend period following the “capital reserve end date,” which is defined as the last day of the second consecutive fiscal quarter during which we have maintained capital equal to, or in excess of, all of the capital requirements and buffers under the enterprise regulatory capital framework.

•Beginning with the first dividend period following the capital reserve end date, the applicable quarterly dividend amount will be the lesser of:
(1)    a 10% annual rate on the then-current liquidation preference of the senior preferred stock, and

(2)    an amount equal to the incremental increase in our net worth during the immediately prior fiscal quarter.

However, the applicable quarterly dividend amount will immediately increase to a 12% annual rate on the then-current liquidation preference of the senior preferred stock if we fail to timely pay dividends in cash to Treasury. This increased dividend amount will continue until the dividend period following the date we have paid, in cash, full cumulative dividends to Treasury (including any unpaid dividends), at which point the applicable quarterly dividend amount will revert to the prior calculation method.

•Modification to Liquidation Preference Provisions—Increase in Liquidation Preference. The Letter Agreement provides that on the last day of each quarterly dividend period through the capital reserve end date, the liquidation preference of the senior preferred stock will be increased by an amount equal to the increase in our net worth, if any, during the immediately prior fiscal quarter.

•Modification to Mandatory Pay Down of Liquidation Preference Provisions—Ability to Retain Limited Proceeds from Issuances of Common Stock. Prior to the changes effected by the Letter Agreement, under the terms of the senior preferred stock, we were required to promptly use the cash proceeds received from any issuances of capital stock to pay down the liquidation preference of the senior preferred stock. The Letter Agreement modifies the terms of the senior preferred stock by excluding from this requirement any aggregate gross cash proceeds we receive from issuances of common stock up to $70 billion.

Senior Preferred Stock Purchase Agreement

The modifications related to the SPSPA include:

•Periodic Commitment Fee. The Letter Agreement amends the SPSPA to provide that (1) through and continuing until the capital reserve end date, the periodic commitment fee payable to Treasury to compensate Treasury for its ongoing support under the SPSPA shall not be set, accrue, or be payable, and (2) not later than the capital reserve end date, we and Treasury, in consultation with the Chair of the Federal Reserve, will agree to set the amount of the periodic commitment fee.

•Exit from Conservatorship without Prior Treasury Permission under Specified Circumstances. Prior to the changes effected by the Letter Agreement, we and FHFA agreed not to terminate or seek to terminate the conservatorship, other than through a receivership, without the prior written consent of Treasury. The Letter Agreement amends the SPSPA to provide that FHFA can terminate our conservatorship without the prior consent of Treasury if several conditions are met, including (1) all currently pending significant litigation relating to the conservatorship and the August 2012 amendment to the SPSPA has been resolved, and (2) for two or more consecutive quarters, our common equity tier 1 capital (as defined in the enterprise regulatory capital framework), together with any stockholder equity that would result from a firm commitment public underwritten offering of common stock which is fully consummated concurrent with the termination of conservatorship using broker-dealers acceptable to Treasury, equals or exceeds at least 3% of our adjusted total assets (as defined in the enterprise regulatory capital framework).

•Ability to Issue Common Stock without Prior Treasury Permission under Specified Circumstances. Prior to the changes effected by the Letter Agreement, we were prohibited under the SPSPA from issuing stock without the prior consent of Treasury, except for stock issuances made (1) to Treasury, or (2) pursuant to obligations that existed at the time we entered conservatorship. The Letter Agreement amends the SPSPA to provide that we may issue, without the prior consent of Treasury, common stock ranking pari passu or junior to the common stock issued to Treasury in connection with the exercise of its warrant, provided that (1) Treasury has already exercised its warrant in full, and (2) all currently pending significant litigation relating to the conservatorship and the August 2012 amendment to the SPSPA has been resolved.

•Retained Mortgage Portfolio Cap and Indebtedness Cap. The cap on our mortgage assets will decrease from its current $250 billion level to $225 billion on December 31, 2022. We are currently managing our business to a $225 billion cap pursuant to instructions from FHFA. Since the SPSPA requires us to calculate our indebtedness cap based on the size of our mortgage assets cap, this reduction in our mortgage assets cap will cause our SPSPA indebtedness cap to decline from $300 billion to $270 billion.

•Compliance with Enterprise Regulatory Capital Framework as Finalized in 2020. A new covenant was added to the SPSPA requiring us to comply with the terms of the enterprise regulatory capital framework as published by FHFA in the Federal Register on December 17, 2020, disregarding any subsequent amendments or modifications.

•New Business Restrictions. The Letter Agreement adds new restrictive covenants to the SPSPA that impact both our Single-Family and Multifamily business activities, with varying implementation dates:

◦Multifamily Volume Cap. Effective immediately, we may not acquire more than $80 billion in multifamily mortgage assets calculated in any 52-week period. This new multifamily volume cap must be adjusted up or down by FHFA at the end of each calendar year based on changes to the consumer price index. Additionally, at least 50% of our multifamily acquisitions in any calendar year must be classified as mission-driven at the time of acquisition, consistent with FHFA guidelines.

◦Requirement to Provide Equitable Access for Single-Family Acquisitions. Effective immediately, we:

(1)    may not vary our pricing or acquisition terms for single-family loans based on the business characteristics of the seller, including the seller’s size, charter type, or volume of business with us; and

(2)    must offer to purchase at all times, for equivalent cash consideration and on substantially the same terms, any single-family mortgage loan that (i) is of a class of loans that we then offer to acquire for inclusion in our mortgage-backed securities or for other non-cash consideration, (ii) is offered by a seller that has been approved to do business with us, and (iii) has been originated and sold in compliance with our underwriting standards.

◦Single Counterparty Volume Cap on Single-Family Acquisitions for Cash. Beginning on January 1, 2022, we may not acquire more than $1.5 billion in single-family loans for cash consideration from any single seller (including its affiliates) during any period comprising four calendar quarters.

◦Limit on Specified Higher-Risk Single-Family Acquisitions. Effective immediately, we may not acquire a single-family mortgage loan if, following the acquisition, more than 3% of our single-family loans that result from a refinancing, or 6% of our single family loans that do not result from a refinancing, in each case, that we have acquired during the preceding 52-week period, would have two or more of the following higher-risk characteristics at origination:

(1)    a combined loan-to-value ratio greater than 90%;

(2)    a debt-to-income ratio greater than 45%; and

(3)    a FICO credit score (or equivalent credit score) less than 680.

◦Limit on Acquisitions of Single-Family Mortgage Loans Backed by Second Homes and Investment Properties. Effective immediately, we must limit our acquisitions of single-family mortgage loans secured by either second homes or investment properties to not more than 7% of the single-family mortgage loans we have acquired during the preceding 52-week period.

◦Single-Family Loan Eligibility Requirements Program. Beginning on or prior to July 1, 2021, we must implement a program reasonably designed to ensure that the single-family loans we acquire are limited to:

(1)    qualified mortgages, as defined by designated regulations;

(2)    loans exempt from the CFPB’s ability-to-repay requirement;

(3)    loans secured by an investment property;

(4)    refinancing loans with streamlined underwriting originated in accordance with our eligibility criteria for high loan-to-value refinancings;

(5)    loans originated with temporary underwriting flexibilities during times of exigent circumstances, as determined in consultation with FHFA;

(6)    loans secured by manufactured housing; and

(7)    such other loans that FHFA may designate that were eligible for purchase by us as of the date of the Letter Agreement.

We are assessing the operational and business impacts of these new covenants and our compliance with the new restrictions on our business activities described above.

Treasury Proposal

The Letter Agreement includes a commitment for us and Treasury to work toward developing a proposal to restructure Treasury’s investment in us and dividend amount in a manner that (1) facilitates an orderly exit from conservatorship, (2) ensures that Treasury is appropriately compensated, and (3) permits us to raise third-party capital and make distributions as appropriate. The Letter Agreement states that Treasury, in consultation with FHFA, should endeavor to transmit this proposal to both Houses of Congress by September 30, 2021.

The description of the Letter Agreement in this report is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Material Relationships with Treasury

Treasury beneficially owns more than 5% of the outstanding shares of our common stock by virtue of the warrant we issued to Treasury on September 7, 2008. Discussions of Treasury’s beneficial ownership of our common stock and our transactions with Treasury are contained in our annual report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”) under the heading “Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons—Transactions with Treasury” and are incorporated herein by reference. Our 2019 Form 10-K also contains a description of Fannie Mae’s amended and restated senior preferred stock purchase agreement with Treasury (the “senior preferred stock purchase agreement”), the senior preferred stock and the warrant under the heading “Business—Conservatorship, Treasury Agreements and Housing Finance Reform—Treasury Agreements.”

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being submitted with this report:

Exhibit Number	Description of Exhibit
10.1
Letter Agreement between the United States Department of the Treasury and the Federal National Mortgage Association, acting through the Federal Housing Finance Agency as its duly appointed conservator, dated January 14, 2021

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document included as Exhibit 101

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Stephen H. McElhennon
Stephen H. McElhennon
Enterprise Deputy General Counsel—Senior Vice President
Date: January 20, 2021